Exhibit 99.1

AutoWeb Reports Third Quarter 2020 Results

- Sustained Operational Improvements Drive Continued Performance Across Key Financial Metrics -

TAMPA, Fla. – Nov. 5, 2020 – AutoWeb, Inc. (Nasdaq: AUTO), a robust digital marketing platform providing digital advertising solutions for automotive dealers and OEMs, is reporting financial results for the third quarter ended September 30, 2020.

“We continued to execute on our plan during the third quarter, as reflected by our highest levels of quarterly gross profit and gross margin in several years,” said Jared Rowe, President and CEO of AutoWeb. “The automotive market has improved from the low points of the second quarter, however it remains a rather challenging environment and well below pre-COVID levels. Despite this backdrop, the improvements we have driven across key financial metrics demonstrate the strength of our strategy and operations.”

Third Quarter 2020 Financial Highlights

	Q3 2020	Q2 2020	Q3 2019
Total Revenues	$17.8	$17.0	$28.6
Gross Profit	$6.4	$6.0	$5.9
Gross Margin	36.1%	35.5%	20.7%
Net Income/(Loss)	$(0.4)	$(1.4)	$(1.7)
Net Income/(Loss) per share	$(0.03)	$(0.10)	$(0.13)
Adjusted EBITDA1	$1.0	$0.4	$0.8

Third Quarter 2020 Key Operating Metrics

	Q3 2020	Q2 2020	Q3 2019
Lead Traffic2 (millions)	18.7	18.3	31.7
Lead Volume3 (millions)	1.2	1.2	1.8
Retail Dealer Count4	1,707	1,854	2,414
Retail Lead Capacity5	105,000	100,000	143,000
Click Traffic6 (millions)	18.6	23.0	25.1
Click Volume7 (millions)	4.6	5.5	6.5

Rowe continued: “Similar to Q2, we have continued to operate intentionally at lower levels of media spend to better align our traffic acquisition with true consumer demand in the market. This is designed to ensure that we are delivering leads submitted by action-minded car buyers, not simply passive shoppers. We know that overall online shopping metrics have increased, however, this does not directly translate into more buyers.

1 Refer to the note below about Non-GAAP financial measures.
2 Lead traffic = total visits to AutoWeb’s owned lead websites.
3 Lead volume = total new and used vehicle leads invoiced to retail and wholesale customers.
4 Retail dealer count = the number of franchised dealers contracted for delivery of retail new vehicle leads plus the number of vehicle dealers (franchised or independent) contracted for delivery of retail used vehicle leads.
5 Retail lead capacity = the number of new and used vehicle leads contracted for by new or used retail vehicle dealers that the dealers wish to receive each month (i.e., “targets”) at the end of the applicable quarter.
6 Click traffic = total visits to AutoWeb’s owned click referral websites and AutoWeb's Click Traffic Affiliate Network websites.
7 Click volume = the number of times during the applicable quarter that consumers clicked on advertisements on AutoWeb’s owned click referral websites and on AutoWeb's Click Traffic Affiliate Network websites.

“This approach also enables us to better match lead volume with lower dealership inventory that resulted from vehicle production reductions in Q2 and historically high used car wholesale pricing. Dealers and consumers alike are still contending with broader macroeconomic uncertainty, and with this in mind, we will continue to provide the right mix of high-quality leads and click traffic to our customers by staying aligned with true auto supply and demand dynamics. We do not believe that this is the time to get out in front of the overall recovery.

“As a follow-up to our comments last quarter, in addition to delivering value to our dealer and OEM customers, we have been intently focused on improving our product offerings. In our leads business, we rolled out a new, more contemporary lead funnel experience for mobile audience campaigns in Q1. This improved funnel has increased our mobile conversion rates by more than 50%, , which is significant given that mobile is by far our largest traffic source. Initiatives like this demonstrate our commitment to optimizing user experience and the overall quality of our matching process.

“As we look ahead, Q4 is traditionally one of our slowest quarters due to the holidays and normal seasonality in our business. However, we plan to continue operating efficiently in support of our dealer and OEM customers, while continuing to strategically enhance our product suite to capitalize on evolving consumer shopping habits. We have established a strong foundation to drive sustained improvements to our business, and I want to thank our entire team for their dedication to executing our strategy and delivering value to our customers.”

Third Quarter 2020 Financial Results
Total revenues in the third quarter of 2020 were $17.8 million compared to $28.6 million in the year-ago quarter. The expected decline in total revenues was primarily due to sustained COVID-19 related challenges in the automotive industry. The company continued to proactively reduce marketing spend to better align lead and click volumes with market demand amid this environment.

Gross profit in the third quarter increased 8% to $6.4 million compared to $5.9 million in the year-ago quarter. As a percentage of revenue, gross profit increased significantly to 36.1% compared to 20.7%. The increase was driven by efficiencies in traffic acquisition and lower cost per lead, along with continued focus on higher-margin distribution channels.

Total operating expenses in the third quarter decreased to $6.7 million compared to $7.8 million in the year-ago quarter. The decrease was primarily driven by expense management throughout the organization.

Net loss in the third quarter of 2020 improved to $0.4 million or $(0.03) per share, compared to a net loss of $1.7 million or $(0.13) per share in the year-ago quarter.

Adjusted EBITDA increased 21% to $1.0 million compared to $0.8 million in the third quarter of 2019 (See “Note about Non-GAAP Financial Measures” below for further discussion).

At September 30, 2020, cash, cash equivalents and restricted cash totaled $14.6 million compared to $8.5 million at June 30, 2020.

At September 30, 2020, AutoWeb had an outstanding balance of $10.0 million on its revolving credit facility with CIT Northridge Credit compared to $7.2 million at June 30, 2020.

Conference Call
AutoWeb will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter results, followed by a question-and-answer session.

Date: Thursday, November 5, 2020
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 8329656

The conference call will also be broadcast live at www.autoweb.com (click on “Investors” and then click on “Events & Presentations”). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through November 12, 2020. The call will also be archived in the Investors section of the company’s website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 8329656

Tax Benefit Preservation Plan
At December 31, 2019, the company had approximately $100.5 million in available net operating loss carryforwards (NOLs) for U.S. federal income tax purposes. AutoWeb reminds stockholders about its Tax Benefit Preservation Plan dated May 26, 2010, as amended (the “Plan”) between the company and Computershare Trust Company, N.A., as rights agent.

The Plan was adopted by the company’s board of directors to preserve the company’s NOLs and other tax attributes, and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. In general, an ownership change will occur if the company’s 5% shareholders, for purposes of Section 382, collectively increase their ownership in the company by an aggregate of more than 50 percentage points over a rolling three-year period. The Plan is designed to reduce the likelihood that the company experiences such an ownership change by discouraging any person or group from becoming a new 5% shareholder under Section 382. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company’s outstanding common stock and could result in substantial dilution of the acquirer’s percentage ownership in the company. There is no guarantee that the Plan will achieve the objective of preserving the value of the company’s NOLs.

As of September 30, 2020, there were 13,169,044 shares of the company’s common stock, $0.001 par value, outstanding. Persons or groups considering the acquisition of shares of beneficial ownership of the company’s common stock should first evaluate their percentage ownership based on this revised outstanding share number to ensure that the acquisition of shares does not result in beneficial ownership of 4.9% or more of outstanding shares. For more information about the Plan, please visit investor.autoweb.com/financial-information/tax.

About AutoWeb, Inc.
AutoWeb, Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive AutoWeb news alerts by accessing the online registration form at investor.autoweb.com/email-alerts.

Note about Non-GAAP Financial Measures
AutoWeb has disclosed Adjusted EBITDA in this press release, which is a non-GAAP financial measure as defined by SEC Regulation G. The company defines Adjusted EBITDA as net loss before interest, taxes, depreciation, amortization, non-cash stock-based compensation, non-cash gains or losses, and other extraordinary items. A table providing a reconciliation of Adjusted EBITDA is included at the end of this press release.

The company’s management believes that presenting Adjusted EBITDA provides useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations, as well as providing for more consistent period-over-period comparisons. This non-GAAP measure assists management in its operational and financial decision-making and monitoring the company’s performance. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company’s consolidated financial statements in their entirety and to not rely on any single financial measure.

Forward-Looking Statements Disclaimer
The statements contained in this press release or that may be made during the conference call described above that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, projections, statements regarding future events, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that the company plans to continue operating efficiently in support of its dealer and OEM customers, while continuing to strategically enhance its product suite to capitalize on evolving consumer shopping habits, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. AutoWeb undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by AutoWeb; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in AutoWeb’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of AutoWeb and the market price of the company’s stock.

Company Contact
J.P. Hannan
Chief Financial Officer
1-949-437-4651
jp.hannan@autoweb.com

Investor Relations Contact:
Sean Mansouri, CFA or Cody Slach
Gateway Investor Relations
1-949-574-3860
AUTO@gatewayir.com

AUTOWEB, INC.
AUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$11,270	$892
Restricted cash	3,302	5,054
Accounts receivable, net of allowances for bad debts and customer credits of $578 at September 30, 2020,
and net of allowances for bad debt and customer credits of $740 at December 31, 2019	14,633	24,051
Prepaid expenses and other current assets	1,145	1,265
Total current assets	30,350	31,262
Property and equipment, net	3,000	3,349
Right-of-use assets	2,956	2,528
Intangibles assets, net	5,135	7,104
Other assets	697	661
Total assets	$42,138	$44,904

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,540	$14,080
Borrowings under revolving credit facility	10,024	3,745
Accrued employee-related benefits	2,071	1,004
Other accrued expenses and other current liabilities	969	2,315
Current portion of PPP Loan	846	-
Current portion of lease liabilities	837	1,167
Current portion of financing debt	64	-
Total current liabilities	22,351	22,311

Lease liabilities, net of current portion	2,361	1,497
PPP loan, net of current portion	538	-
Financing debt, net of current portion	76	-
Total liabilities	25,326	23,808

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value; 11,445,187 shares authorized
Series A Preferred stock, none issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized;
13,169,044 and 13,146,831 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	13	13
Additional paid-in capital	365,627	364,028
Accumulated deficit	(348,828)	(342,945)
Total stockholders' equity	16,812	21,096
Total liabilities, minority interest and stockholders' equity	$42,138	$44,904

AUTOWEB, INC.
AUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Lead generation	$14,758	$22,564	$47,481	$69,953
Digital advertising	3,054	5,968	11,822	17,278
Other	1	20	15	67
Total revenues	17,813	28,552	59,318	87,298
Cost of revenues	11,390	22,645	41,498	70,249
Gross profit	6,423	5,907	17,820	17,049

Operating Expenses
Sales and marketing	1,904	2,632	6,062	8,450
Technology support	1,451	1,819	5,094	6,797
General and administrative	3,110	2,112	9,954	10,429
Depreciation and amortization	225	1,200	1,506	3,640
Total operating expenses	6,690	7,763	22,616	29,316
Operating loss	(267)	(1,856)	(4,796)	(12,267)
Interest and other income (expense), net	(181)	117	(1,087)	220
Loss before income tax provision	(448)	(1,739)	(5,883)	(12,047)
Income taxes provision	-	-	-	5
Net loss and comprehensive loss	$(448)	$(1,739)	$(5,883)	$(12,052)

Basic and diluted loss per share:
Basic loss per common share	$(0.03)	$(0.13)	$(0.45)	$(0.92)
Diluted loss per common share	$(0.03)	$(0.13)	$(0.45)	$(0.92)

Shares used in computing net loss per share:
Basic	13,141	13,114	13,136	13,051
Diluted	13,141	13,114	13,136	13,051

AUTOWEB, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(5,883)	$(12,052)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,975	5,256
Provision for bad debt	321	198
Provision for customer credits	75	113
Share-based compensation	1,525	1,762
Right-of-use assets	1,107	1,306
Lease Liabilities	(1,001)	(1,309)
Gain on sale of investment	-	(250)
Changes in assets and liabilities
Accounts receivable	9,072	3,940
Prepaid expenses and other current assets	120	(164)
Other non-current assets	(36)	(280)
Accounts payable	(6,682)	(3,348)
Accrued expenses and other current liabilities	(280)	(2,006)
Net cash (used in) provided by operating activities	1,313	(6,834)
Cash flows from investing activities:
Purchases of property and equipment	(396)	(1,330)
Proceeds from sale of investment	-	250
Net cash (used in) provided by investing activities	(396)	(1,080)
Cash flows from financing activities:
Borrowings under PNC credit facility	28,564	46,740
Payments under PNC credit facility	(32,308)	(45,704)
Borrowings under CNC credit facility	53,612	-
Payments under CNC credit facility	(43,588)	-
Borrowings under the PPP Loan	1,384	-
Payments on convertible note	-	(1,000)
Proceeds from exercise of stock options	74	408
Payments under financing agreement	(29)	-
Net cash provided by (used in) financing activities	7,709	444
Net increase in cash and cash equivalents and restricted cash	8,626	(7,470)
Cash and cash equivalents and restricted cash at beginning of period	5,946	13,600
Cash and cash equivalents and restricted cash at end of period	$14,572	$6,130

RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents at beginning of period	$892	$13,600
Restricted cash at beginning of period	5,054	-
Cash and cash equivalents and restricted cash at beginning of period	$5,946	$13,600

Cash and cash equivalents at end of period	$11,270	$1,092
Restricted cash at end of period	$3,302	$ 5,038
Cash and cash equivalents and restricted cash at end of period	$14,572	$6,130

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1	$1
Cash refunds for income taxes	$814	$124
Cash paid for interest	$640	$101
Supplemental disclosure of non-cash financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$1,535	$-
Purchase of fixed assets on account	$142	$-
Financing for the purchase of fixed assets	$120	$-

AUTOWEB, INC.
RECONCILIATION OF ADJUSTED EBITDA
(Amounts in thousands)

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019

Net loss	$(448)	$(1,374)	$(1,739)

Depreciation and amortization	698	1,066	1,747
Interest income	(23)	-	(22)
Interest expense	256	205	231
Other income (expense)	10	-	-
Income taxes	33	(34)	50
Non-cash stock compensation expense	497	518	651
Gain on government grant	-	(10)	-
Personnel Restructuring	-	-	185
Gain/loss on sale of asset	-	-	(11)
Gain/loss on investment	-	-	(250)
Adjusted EBITDA	$1,023	$371	$842